Exhibit 99.1

October 17, 2024
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.276.3301

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2024 THIRD-QUARTER EARNINGS
Q3 Results Highlighted by Sequential Expansion of Net Interest Income and Fee Revenues, Sustained Loan and Deposit Growth, and Strong Credit Quality

2024 Third-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.33, higher by $0.03 from the prior quarter, and lower by $0.02 from the year-ago quarter.
•Net interest income increased $39 million, or 3%, from the prior quarter, and decreased $17 million, or 1%, from the year-ago quarter.
•Noninterest income increased $32 million, or 7%, from the prior quarter, to $523 million. From the year-ago quarter, noninterest income increased $14 million, or 3%. Excluding the mark-to-market on pay-fixed swaptions in the third quarter 2023 and mark-to-market and premiums from credit risk transfer transactions during the current quarter, noninterest income increased by $55 million, or 12% from the year-ago quarter.
•Average total loans and leases increased $1.1 billion, or 1%, from the prior quarter to $124.5 billion, and increased $3.7 billion, or 3%, from the year-ago quarter.
◦Ending total loans increased $2.0 billion, or 2%, from the prior quarter, or 6% on an annualized basis, and $5.5 billion, or 5%, from the year-ago quarter.
•Average total deposits increased $2.9 billion, or 2%, from the prior quarter and $8.3 billion, or 6%, from the year-ago quarter.
◦Ending total deposits increased $4.0 billion, or 3%, from the prior quarter and $9.5 billion, or 6%, from the year-ago quarter.
•Net charge-offs of 0.30% of average total loans and leases for the quarter.
•Nonperforming asset ratio of 0.62% at quarter end.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.93% of total loans and leases, at quarter end.
•Cash and cash equivalents and available contingent borrowing capacity totaled $95 billion at September 30, 2024, and represented 195% of estimated uninsured deposits.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.4%, at September 30, 2024, unchanged from the prior quarter. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.9%, up from 8.6% in the prior quarter.
•Tangible common equity (TCE) ratio of 6.4%, up from 6.0% in the prior quarter and up from 5.7% a year ago.
•Tangible book value per share of $8.65, up $0.76, or 10%, from the prior quarter and $1.53, or 21%, from a year ago.

•Huntington was ranked first nationally for SBA 7(a) loan originations by volume for the seventh year in a row for SBA fiscal year 2024 and the 16th year in a row that Huntington has been the largest originator, by volume, of SBA 7(a) loans within footprint.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2024 third quarter of $517 million, or $0.33 per common share, an increase of $43 million, or $0.03, from the prior quarter, and a decrease of $30 million, or $0.02, from the year-ago quarter.
Return on average assets was 1.04%, return on average common equity was 10.8%, and return on average tangible common equity (ROTCE) was 16.2%.
CEO Commentary:
“Our third quarter results were highlighted by sequential revenue and profit expansion", said Steve Steinour, chairman, president, and CEO. “We drove accelerated loan growth and sustained deposit gathering in the quarter, while actively executing our down-rate action plans. We are also pleased with a very strong performance in our value added fees businesses."

“Huntington continues to operate from a position of strength given disciplined management actions the company has sustained over many years. Our liquidity and capital are robust and support our continued focus on driving organic growth. We are continuing to acquire and deepen customer relationships, expanding in our existing business and new markets and verticals."

"Credit continues to perform very well, with stable net-charge offs and improved nonperforming asset and criticized asset ratios, consistent with our aggregate moderate-to-low risk appetite. Our customers continue to show strength and resiliency, which supports a constructive outlook.”

“We anticipate accelerated loan growth to continue in the fourth quarter, supported by our core businesses and successful execution of new initiatives, which are tracking above plan. Loan pipelines are robust as we enter the fourth quarter, and we believe this growth momentum establishes a foundation for growing revenue and expanded profitability heading into 2025”.

Table 1 – Earnings Performance Summary

	2024			2023
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$517	$474	$419	$243	$547
Diluted earnings per common share	0.33	0.30	0.26	0.15	0.35

Return on average assets	1.04%	0.98%	0.89%	0.51%	1.16%
Return on average common equity	10.8	10.4	9.2	5.2	12.4
Return on average tangible common equity	16.2	16.1	14.2	8.4	19.5
Net interest margin	2.98	2.99	3.01	3.07	3.20
Efficiency ratio	59.4	60.8	63.7	77.0	57.0

Tangible book value per common share	$8.65	$7.89	$7.77	$7.79	$7.12
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$181,891	$178,062	$173,764	$171,360	$170,948
Average loans and leases	124,507	123,376	121,930	121,229	120,784
Average core deposits	149,734	147,393	144,960	144,384	143,110

Tangible common equity / tangible assets ratio	6.4%	6.0%	6.0%	6.1%	5.7%
Common equity Tier 1 risk-based capital ratio (1)	10.4	10.4	10.2	10.2	10.1

NCOs as a % of average loans and leases	0.30%	0.29%	0.30%	0.31%	0.24%
NAL ratio	0.58	0.59	0.58	0.55	0.49
ACL as a % of total loans and leases	1.93	1.95	1.97	1.97	1.96
(1)September 30, 2024 figure is estimated.
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
Three Months Ended September 30, 2024		$517	$0.33
• Staffing efficiencies and corporate real estate consolidation expense (3)	$(13)	$(10)	$—
FDIC Deposit Insurance Fund (DIF) special assessment (4)	7	6	$—

Three Months Ended June 30, 2024		$474	$0.30
• FDIC DIF special assessment (4)	$(6)	$(5)	—

Three Months Ended September 30, 2023		$547	$0.35
• Staffing efficiencies and corporate real estate consolidation expense (3)	$(15)	$(12)	$(0.01)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Staffing efficiencies includes severance expense recorded in personnel costs and corporate real estate consolidation expense recorded in net occupancy expense. See Table 8 for details.
(4)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment, associated with the 2023 FDIC closures. These amounts are recorded in deposit and other insurance expense.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2024			2023
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,351	$1,312	$1,287	$1,316	$1,368	3%	(1)%
FTE adjustment	13	13	13	11	11	—	18
Net interest income - FTE	1,364	1,325	1,300	1,327	1,379	3	(1)
Noninterest income	523	491	467	405	509	7	3
Total revenue - FTE	$1,887	$1,816	$1,767	$1,732	$1,888	4%	—%

	2024			2023
	Third	Second	First	Fourth	Third	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.62%	5.62%	5.54%	5.47%	5.39%	—	23
Total loans and leases	6.05	6.01	5.92	5.82	5.76	4	29
Total securities	4.26	4.29	4.19	4.23	4.15	(3)	11
Total interest-bearing liabilities	3.32	3.34	3.23	3.09	2.88	(2)	44
Total interest-bearing deposits	2.94	2.94	2.85	2.71	2.45	—	49

Net interest rate spread	2.30	2.28	2.31	2.38	2.51	2	(21)
Impact of noninterest-bearing funds on margin	0.68	0.71	0.70	0.69	0.69	(3)	(1)
Net interest margin	2.98%	2.99%	3.01%	3.07%	3.20%	(1)	(22)
See Page 9 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2024 third quarter decreased $15 million, or 1%, from the 2023 third quarter. The results primarily reflect a 22 basis point decrease in the net interest margin (NIM) to 2.98% and a $14.4 billion, or 11%, increase in average interest-bearing liabilities, partially offset by a $10.9 billion, or 6%, increase in average earning assets. The lower NIM was primarily driven by higher cost of funds given the higher interest rate environment, $12.3 billion in average interest-bearing deposit growth, and higher balances held at the Federal Reserve Bank, partially offset by higher loan and lease and investment security yields.
Compared to the 2024 second quarter, FTE net interest income increased $39 million, or 3%, driven by an increase average earnings assets of $3.8 billion, or 2%, partially offset by an increase in average interest-bearing liabilities of $4.1 billion, or 3%. The NIM was relatively stable at 2.98% compared to the prior quarter NIM of 2.99%.

Table 4 – Average Earning Assets

	2024			2023
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$52.2	$51.7	$50.6	$49.9	$49.4	1%	6%
Commercial real estate	11.7	12.2	12.6	12.6	13.0	(3)	(9)
Lease financing	5.2	5.1	5.1	5.1	5.1	2	3
Total commercial	69.1	69.0	68.3	67.6	67.5	—	2
Residential mortgage	24.1	23.9	23.7	23.6	23.3	1	3
Automobile	13.6	13.0	12.6	12.6	12.7	5	7
Home equity	10.1	10.1	10.1	10.1	10.1	—	—
RV and marine	6.0	6.0	5.9	5.9	5.8	1	4
Other consumer	1.6	1.5	1.4	1.4	1.4	7	15
Total consumer	55.4	54.4	53.7	53.7	53.3	2	4
Total loans and leases	124.5	123.4	121.9	121.2	120.8	1	3
Total securities	44.2	43.0	41.6	39.5	40.0	3	10
Interest-earning deposits with banks	12.5	11.1	9.8	10.0	9.5	13	31
Other earning assets	0.7	0.6	0.5	0.6	0.6	18	7
Total earning assets	$181.9	$178.1	$173.8	$171.4	$170.9	2%	6%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2024 third quarter increased $10.9 billion, or 6%, from the year-ago quarter, primarily reflecting a $4.2 billion, or 10%, increase in average total securities, a $3.7 billion, or 3%, increase in average total loans and leases, and a $3.0 billion, or 31%, increase in average interest-earning deposits with banks. Average loan and lease balance increases were led by growth in average consumer loans of $2.1 billion, or 4%, primarily driven by a $837 million, or 7%, increase in average automobile loans and a $796 million, or 3%, increase in average residential mortgage loans. Additionally, average commercial loans and leases increased by $1.7 billion, or 2%, primarily driven by a $2.7 billion, or 6%, increase in average commercial and industrial loans, partially offset by a $1.2 billion, or 9%, decrease in average commercial real estate loans.
Compared to the 2024 second quarter, average earning assets increased $3.8 billion, or 2%, primarily reflecting a $1.4 billion, or 13%, increase in average interest-earning deposits with banks, a $1.2 billion, or 3%, increase in average total securities, and a $1.1 billion, or 1%, increase in average total loans and leases. Average loan and lease balance increases were driven by an increase in average consumer loan balances of $971 million or 2%, primarily due to an increase in automobile loans. Average commercial loans also increased $160 million, primarily due to an increase in commercial and industrial balances, partially offset by a decrease in commercial real estate balances.

Table 5 – Liabilities

	2024			2023
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$28.8	$29.6	$29.9	$31.2	$32.8	(3)%	(12)%
Demand deposits - interest-bearing	40.9	39.1	38.5	39.1	39.8	5	3
Total demand deposits	69.7	68.7	68.4	70.3	72.6	1	(4)
Money market deposits	50.3	48.3	46.1	44.0	41.4	4	21
Savings and other domestic deposits	15.9	16.4	16.6	16.9	17.8	(3)	(11)
Core certificates of deposit	13.8	14.0	13.9	13.1	11.3	(2)	22
Total core deposits	149.7	147.4	145.0	144.4	143.1	2	5
Other domestic deposits of $250,000 or more	0.5	0.4	0.4	0.4	0.4	1	12
Negotiable CDs, brokered and other deposits	6.3	5.7	5.3	4.8	4.6	10	36
Total deposits	$156.5	$153.5	$150.7	$149.6	$148.1	2%	6%

Short-term borrowings	$0.8	$1.2	$1.3	$1.9	$0.9	(32)%	(4)%
Long-term debt	15.9	15.1	13.8	12.2	13.8	5	15
Total debt	$16.7	$16.3	$15.1	$14.1	$14.7	2%	14%

Total interest-bearing liabilities	$144.4	$140.3	$135.9	$132.6	$130.0	3%	11%
Total liabilities	178.1	175.3	171.0	169.2	167.8	2	6

Period end balances:
Total core deposits	$151.3	$147.5	$147.3	$145.5	$144.2	3%	5%
Other deposits	7.1	6.9	5.9	5.7	4.7	3	51
Total deposits	$158.4	$154.4	$153.2	$151.2	$148.9	3%	6%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2024 third quarter increased $10.3 billion, or 6%, from the year-ago quarter. Average total deposits increased $8.3 billion, or 6%, primarily driven by an increase in average total core deposits of $6.6 billion, or 5%. Average total debt increased $2.1 billion, or 14%, as part of normal management of funding needs.
Compared to the 2024 second quarter, average total liabilities increased $2.9 billion, or 2%, driven by an increase in average total deposits of $2.9 billion, or 2%.

Noninterest Income
Table 6 – Noninterest Income

	2024			2023
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$158	$154	$146	$150	$152	3%	4%
Wealth and asset management revenue	93	90	88	86	79	3	18
Customer deposit and loan fees	86	83	77	80	80	4	8
Capital markets and advisory fees	78	73	56	69	52	7	50
Leasing revenue	19	19	22	29	32	—	(41)
Mortgage banking income	38	30	31	23	27	27	41
Insurance income	18	18	19	19	18	—	—
Bank owned life insurance income	20	17	16	16	18	18	11
Gain on sale of loans	7	2	5	1	2	250	250
Net gains (losses) on sales of securities	—	—	—	(3)	—	—	—
Other noninterest income	6	5	7	(65)	49	20	(88)
Total noninterest income	$523	$491	$467	$405	$509	7%	3%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (other noninterest income)	$(8)	$(9)	$(2)	$(2)	$—	(11)	NM
Impact of mark-to-market on pay-fixed swaptions (other noninterest income)	$—	$—	$—	$(74)	$33	—	NM
NM - Not Meaningful

Total noninterest income for the 2024 third quarter increased $14 million, or 3%, from the year-ago quarter. Capital markets and advisory fees increased $26 million, or 50%, primarily due to higher underwriting and interest rate derivative fees. Wealth and asset management revenue increased $14 million, or 18%, reflecting higher assets under management as well as higher fixed annuity commissions. Mortgage banking income increased $11 million, or 41%, primarily due to higher saleable spreads. Payments and cash management revenue increased by $6 million, or 4%, reflecting higher card and merchant acquiring transaction revenue. In addition, customer deposit and loan fees increased $6 million, or 8%, primarily due to higher loan commitment fees. Partially offsetting these increases, other noninterest income decreased $43 million. Other noninterest income in the 2023 third quarter included a $33 million mark-to-market benefit on pay-fixed swaptions, while the 2024 third quarter included $8 million of contra-revenue related to premium costs and mark-to-market associated with credit risk transfer transactions. Leasing revenue was also lower by $13 million, or 41%, driven by lower income from terminated leases.
Total noninterest income increased $32 million, or 7%, to $523 million for the 2024 third quarter, compared to $491 million for the 2024 second quarter. Mortgage banking income increased $8 million, or 27%, driven by higher saleable spreads. Capital markets and advisory fees increased $5 million, or 7%, due to higher underwriting and interest rate derivative fees, partially offset by seasonally lower advisory fees. Gain on sale of loans increased $5 million.

Noninterest Expense
Table 7 – Noninterest Expense

	2024			2023
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$684	$663	$639	$645	$622	3%	10%
Outside data processing and other services	167	165	166	157	149	1	12
Deposit and other insurance expense	15	25	54	234	25	(40)	(40)
Equipment	65	62	70	70	65	5	—
Net occupancy	57	51	57	65	67	12	(15)
Marketing	33	27	28	29	29	22	14
Professional services	21	26	25	35	27	(19)	(22)
Amortization of intangibles	11	12	12	12	12	(8)	(8)
Lease financing equipment depreciation	4	4	4	5	6	—	(33)
Other noninterest expense	73	82	82	96	88	(11)	(17)
Total noninterest expense	$1,130	$1,117	$1,137	$1,348	$1,090	1%	4%
(in thousands)
Average full-time equivalent employees	20.0	19.9	19.7	19.6	19.8	1%	1%
Table 8 - Impact of Notable Items

	2024			2023
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$12	$—	$7	$2	$8
Deposit and other insurance expense	(7)	6	32	214	—
Equipment	—	—	—	1	—
Net occupancy	1	—	—	8	7
Other noninterest expense	—	—	—	1	—
Total noninterest expense	$6	$6	$39	$226	$15
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2024			2023
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$672	$663	$632	$643	$614	1%	9%
Outside data processing and other services	167	165	166	157	149	1	12
Deposit and other insurance expense	22	19	22	20	25	16	(12)
Equipment	65	62	70	69	65	5	—
Net occupancy	56	51	57	57	60	10	(7)
Marketing	33	27	28	29	29	22	14
Professional services	21	26	25	35	27	(19)	(22)
Amortization of intangibles	11	12	12	12	12	(8)	(8)
Lease financing equipment depreciation	4	4	4	5	6	—	(33)
Other noninterest expense	73	82	82	95	88	(11)	(17)
Total adjusted noninterest expense	$1,124	$1,111	$1,098	$1,122	$1,075	1%	5%

Reported total noninterest expense for the 2024 third quarter increased $40 million, or 4%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $49 million, or 5%, primarily driven by higher personnel costs of $58 million, or 9%, due to higher salary, benefit, and incentive compensation expense, and outside data processing and other services increased $18 million, or 12%, reflecting higher technology and data expense. Partially offsetting these increases, other noninterest expense decreased $15 million, largely due to a gain from the call of subordinated debt and lower franchise and other taxes, and professional services decreased $6 million.
Reported total noninterest expense increased $13 million, or 1%, from the 2024 second quarter. Excluding the impact from Notable Items, noninterest expense increased $13 million, or 1%, primarily driven by higher personnel costs of $9 million, or 1%, due primarily to higher salary expense and an increase in marketing expense of $6 million, or 22%. Partially offsetting these increases, other noninterest expense decreased $9 million.

Credit Quality
Table 10 – Credit Quality Metrics

	2024			2023
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$738	$733	$716	$667	$592
Total other real estate, net	8	10	10	10	14
Other NPAs (1)	38	37	12	34	28
Total nonperforming assets	784	780	738	711	634
Accruing loans and leases past due 90+ days	224	175	183	189	163
NPAs + accruing loans & leases past due 90+ days	$1,008	$955	$921	$900	$797
NAL ratio (2)	0.58%	0.59%	0.58%	0.55%	0.49%
NPA ratio (3)	0.62	0.63	0.60	0.58	0.52
(NPAs+90 days)/(Loans+OREO)	0.80	0.77	0.75	0.74	0.66
Provision for credit losses	$106	$100	$107	$126	$99
Net charge-offs	93	90	92	94	73
Net charge-offs / Average total loans and leases	0.30%	0.29%	0.30%	0.31%	0.24%
Allowance for loans and lease losses (ALLL)	$2,235	$2,304	$2,280	$2,255	$2,208
Allowance for unfunded lending commitments	201	119	135	145	160
Allowance for credit losses (ACL)	$2,436	$2,423	$2,415	$2,400	$2,368
ALLL as a % of:
Total loans and leases	1.77%	1.85%	1.86%	1.85%	1.83%
NALs	303	314	318	338	373
NPAs	285	296	309	317	348
ACL as a % of:
Total loans and leases	1.93%	1.95%	1.97%	1.97%	1.96%
NALs	330	331	337	360	400
NPAs	311	311	327	337	373
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $784 million, or 0.62%, of total loans and leases, OREO and other NPAs, compared to $634 million, or 0.52%, a year-ago. Nonaccrual loans and leases (NALs) were $738 million, or 0.58% of total loans and leases, compared to $592 million, or 0.49% of total loans and leases, a year-ago. The increase in NPAs was driven by increases in commercial and industrial and commercial real estate NALs. On a linked quarter basis, NPAs increased $4 million, or 1%, and NALs increased $5 million, or 1%. The increase in NPAs was primarily driven by increase in commercial and industrial NALs, partially offset by a decrease in commercial real estate NALs.
The provision for credit losses increased $7 million year-over-year and increased $6 million quarter-over-quarter to $106 million in the 2024 third quarter. Net charge-offs (NCOs) increased $20 million year-over-year and increased $3 million quarter-over-quarter to $93 million. NCOs represented an annualized 0.30% of average loans and leases in the current quarter, up from 0.24% in the year-ago quarter and up from 0.29% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs were 0.31% and 0.28%, respectively, for the 2024 third quarter.
The allowance for loan and lease losses (ALLL) increased $27 million from the year-ago quarter to $2.2 billion, or 1.77% of total loans and leases. The allowance for credit losses (ACL) increased by $68 million from the year-ago quarter to $2.4 billion, or 1.93% of total loans and leases. The ACL coverage ratio was 1.93%, 2 basis points lower than the prior quarter, reflective of the current macroeconomic environment.
Capital
Table 11 – Capital Ratios

	2024			2023
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	6.4%	6.0%	6.0%	6.1%	5.7%
Common equity tier 1 risk-based capital ratio (1)	10.4	10.4	10.2	10.2	10.1
Regulatory Tier 1 risk-based capital ratio (1)	12.1	12.1	12.0	12.0	11.9
Regulatory Total risk-based capital ratio (1)	14.1	14.3	14.1	14.2	14.1
Total risk-weighted assets (1)	$142.5	$139.4	$139.6	$138.7	$140.7
(1)September 30, 2024 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of September 30, 2024, June 30, 2024, and March 31, 2024, 75% of the cumulative CECL deferral has been phased in. As of December 31, 2023 and September 30, 2023, 50% of the cumulative CECL deferral has been phased in.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.4% at September 30, 2024 an increase from 6.0% at June 30, 2024, driven by an improvement in accumulated other comprehensive income and an increase in tangible common equity from current period earnings, net of dividends, partially offset by an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.4% at both September 30, 2024 and June 30, 2024 as current period earnings, net of dividends, were offset by higher risk-weighted assets during the quarter.

Income Taxes
The provision for income taxes was $116 million in the 2024 third quarter compared to $106 million in the 2024 second quarter. The effective tax rate for both the 2024 third quarter and 2024 second quarter was 18.2%.
At September 30, 2024, we had a net federal deferred tax asset of $515 million and a net state deferred tax asset of $80 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 17, 2024, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13749221. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 25, 2024 at (877) 660-6853 or (201) 612-7415; conference ID #13749221.
Please see the 2024 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $201 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 975 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.